Exhibit 99.1

Quotient Technology Inc. Reports Third Quarter 2018 Financial Results

Record revenue of $103.6M, up 26% over Q3 2017, and marking the company’s first $100+ million quarter

Media revenue grew 69% over same period

Signed exclusive digital media partnership with another top U.S. grocer

Delivered over one billion transactions in the quarter

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--November 7, 2018--Quotient Technology Inc. (NYSE: QUOT), the leading data-driven digital promotions and media company, today reported financial results for the third quarter ended September 30, 2018.

“Our business is accelerating, driven by strong growth from our Retailer iQ and Media solutions, coupled with a verified buyer audience base of over 100 million, built from the largest source of online and offline grocery shopper data,” said Mir Aamir, President and CEO of Quotient. “We continue to add new solutions and enhance our technology. Our platform combining digital promotions, media and audience data, enables CPG brands and retailers to effectively deliver digital marketing at high ROI, and at scale. We are increasingly becoming CPGs’ key digital marketing partner, as they look to shift more of their $225 billion in annual marketing spend from offline to digital.”

Third Quarter 2018 Financial Results

  Total revenue was $103.6 million in Q3 2018, an increase of 26% over Q3 2017.
  Revenues from promotions and media were $63.3 million and $40.3 million, respectively, compared to Q3 2017 revenues of $58.1 million and $23.9 million, respectively.
  GAAP net loss for Q3 2018 was $7.8 million, compared to net loss of $10.8 million in Q3 2017.
  Adjusted EBITDA was $16.4 million in Q3 2018, compared to $12.5 million in Q3 2017.
  Transactions totaled 1.0 billion in Q3 2018, up 4% over Q3 2017.

Adjusted EBITDA, a non-GAAP measure, is reconciled to the corresponding GAAP measure at the end of this release.

Business Highlights

Continued to Deliver Significant Revenue Growth

  Media revenue in Q3 2018 grew 69% over Q3 2017 while Q3 2018 digital coupon revenue from Retailer iQ, grew 17% over Q3 2017.
  In Q3 2018, combined revenue from Retailer iQ and Media grew over 39% compared to the same period a year ago, now representing 76% of total revenue.

Deepening Retail Partnerships, Expanding Footprint

  Expanded partnership with another top grocer in the U.S., marking our fifth Retailer iQ partner to exclusively partner with us to power their digital media. With this new retailer, Quotient is now the exclusive media partner for retailers with combined annual grocery sales of about $150 billion. As CPGs turn more toward digital, the need to use data and target shoppers becomes greater. We believe that our exclusive partnerships, coupled with our integrated marketing technology, position us well for future revenue growth.

Continue to Add and Expand Solutions for Brands and Retailers

  Enhanced our CRM technology for CPGs with the acquisition of SavingStar. This gives CPGs the ability to run brand loyalty programs with retailers and shoppers, at scale. With these programs, shoppers are rewarded for repeat purchases of a brand across retailers over a set time period.
  We recently acquired Elevaate, adding sponsored search and product ads to drive ecommerce sales on retailers’ properties and elsewhere on the web. Grocery retailers are investing heavily in ecommerce and we already have retailers eager to add product search into their ecommerce sites.
  Brands are increasingly relying on Quotient Analytics, our self-serve data and analytics platform. Clients have run over 34,000 reports since its launch in Q2 2018. Quotient Analytics also helps brands optimize future campaigns with over 1,000 measurement studies – and growing – now in our database.

Influencer Brand Ahalogy Recognized by Top Independent Research Firm

  Recently acquired social influencer company, Ahalogy, brings high-performing paid social to Quotient’s expanding media solutions, helping overall growth.
  Forrester Research, in its report ranking Influencer Marketing solutions, The Forrester New Wave™: Influencer Marketing Solutions, Q4 2018, stated that Ahalogy is “the best fit for CPG and retail brands and shopper marketers eager for full service.” The report also noted that many marketing organizations “want to settle on a single long-term partner.” For example, Del Monte, after working with a number of agencies, chose Ahalogy as its partner almost a year ago. The result: Del Monte says it saw ROI from its influencer programs rise by over 300%.

Executed Purchase in Stock Buyback Program

In the third quarter, we used approximately $4.2 million in cash to repurchase approximately 308,000 shares of our common stock.

Business Outlook

As of today, Quotient is providing the following business outlook.

For the fourth quarter 2018, total revenue is expected to be in the range of $115.0 million to $120.0 million. Adjusted EBITDA for the fourth quarter 2018 is expected to be in the range of $18.0 million to $20.0 million.

For the full year 2018, total revenue is expected to be in the range of $395.0 million to $400.0 million. Adjusted EBITDA for the full year 2018 is expected to be in the range of $59.0 million to $61.0 million.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expenses items that are excluded in calculating Adjusted EBITDA.

Conference Call Information

Management will host a conference call and live webcast to discuss the Company’s financial results and business outlook today at 4:30 p.m. EDT/ 1:30 p.m. PDT. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (866) 393-4306, or outside the U.S. (734) 385-2616, with Conference ID# 4790789 at least five minutes prior to the 1:30 p.m. PDT start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measure

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient’s management and Board of Directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, Quotient believes that the exclusion of certain items of income and expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial metric used by the compensation committee of our Board of Directors in connection with the determination of compensation for our executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating Quotient’s operating results in the same manner as Quotient’s management and Board of Directors.

Quotient defines Adjusted EBITDA as net income (loss) adjusted for interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, change in fair value of escrowed shares and contingent consideration, net, other income (expense) net, charges related to Enterprise Resource Planning (“ERP”) Software implementation costs, certain acquisition related costs, and restructuring charges. We exclude these items because we believe that these items do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our current or past operating performance.

Quotient’s use of Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of Quotient’s financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) interest and tax payments that may represent a reduction in cash available to Quotient; (iii) the effects of stock-based compensation, amortization of acquired intangible assets, interest expense, other income (expense) net, provision for (benefit from) income taxes, change in fair value of escrowed shares and contingent consideration, net, charges related to ERP software implementation costs, certain acquisition related costs, and restructuring charges; and (iv) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net income (loss), and Quotient’s other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see “Reconciliation of Net Loss to Adjusted EBITDA” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenues and Adjusted EBITDA for the fourth quarter and fiscal year 2018; the Company’s expectations for its offerings, partnerships, pricing strategies and platforms; the Company’s expectations regarding the future demand and behavior of consumers, retailers and CPGs; and the Company’s expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company’s ability to adapt to changing market conditions, including the Company’s ability to adapt to changes in consumer habits, the Company’s ability to negotiate fee arrangements with CPGs and retailers; the Company’s ability to maintain and expand the use by consumers of digital promotions on its platforms; the Company’s ability to execute its media strategy; the Company’s ability to effectively manage its growth; the performance of the Company’s various products; the Company's ability to successfully integrate acquired companies into its business; the Company’s ability to develop and launch new services and features; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its quarterly report on Form 10-Q filed with the SEC on August 3, 2018 and future filings and reports by the Company, including the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise and does not assume responsibility for the accuracy and completeness of the forward-looking statements.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT) is the leading digital promotions, media and analytics company using proprietary data to deliver personalized digital coupons and ads to millions of shoppers daily. Our core platform, Quotient Retailer iQ™, connects to a retailer’s point-of-sale system and provides targeting and analytics for consumer packaged goods (CPG) brands and retailers. Our distribution network also includes our Coupons.com app and website, thousands of publishing partners and, in Europe, the Shopmium mobile app. We serve hundreds of CPGs, such as Clorox, Procter & Gamble, General Mills and Kellogg’s, and retailers like Albertsons Companies, CVS, Dollar General, Kroger and Walgreens. We operate Crisp Mobile, which creates mobile ads aimed at shoppers, and Ahalogy, a leading influencer marketing firm. Founded in 1998, Quotient is based in Mountain View, California, with offices across the U.S., in Bangalore, India; Paris and London. Learn more at Quotient.com, and follow us on Twitter @Quotient.

Quotient, the Quotient logo, Quotient Retailer iQ, Shopmium, Ahalogy and Savingstar are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$288,475	$334,635
Short-term investments	40,160	59,902
Accounts receivable, net	106,217	81,189
Prepaid expenses and other current assets	11,973	8,737
Total current assets	446,825	484,463
Property and equipment, net	14,349	16,610
Intangible assets, net	61,852	46,490
Goodwill	109,196	80,506
Other assets	1,226	1,006
Total assets	$633,448	$629,075
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,755	$6,090
Accrued compensation and benefits	11,551	13,914
Other current liabilities	42,333	35,538
Deferred revenues	7,634	6,276
Contingent consideration related to acquisitions	—	18,500
Total current liabilities	71,273	80,318
Other non-current liabilities	3,336	3,205
Contingent consideration related to acquisitions	16,874	—
Convertible senior notes, net	153,195	145,821
Deferred tax liabilities	1,999	1,690
Total liabilities	246,677	231,034

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	703,794	686,025
Accumulated other comprehensive loss	(939)	(700)
Accumulated deficit	(316,085)	(287,285)
Total stockholders’ equity	386,771	398,041
Total liabilities and stockholders’ equity	$633,448	$629,075

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$103,591	$81,950	$279,902	$229,022
Costs and expenses:
Cost of revenues (1)	57,073	37,501	145,295	96,734
Sales and marketing (1)	22,782	22,002	67,142	67,456
Research and development (1)	11,974	12,255	36,722	38,149
General and administrative (1)	12,574	11,702	35,494	35,398
Change in fair value of escrowed shares and contingent consideration, net	4,692	9,700	12,042	11,015
Total costs and expenses	109,095	93,160	296,695	248,752
Loss from operations	(5,504)	(11,210)	(16,793)	(19,730)
Interest expense	(3,373)	—	(10,007)	—
Other income (expense), net	1,267	276	3,475	537
Loss before income taxes	(7,610)	(10,934)	(23,325)	(19,193)
Provision for (benefit from) income taxes	195	(107)	497	66
Net loss	$(7,805)	$(10,827)	$(23,822)	$(19,259)

Net loss per share, basic and diluted	$(0.08)	$(0.12)	$(0.25)	$(0.22)
Weighted-average shares used to compute net loss per share, basic and diluted	94,066	90,492	93,478	89,000

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cost of revenues	$571	$521	$1,690	$1,457
Sales and marketing	1,689	1,832	5,024	4,858
Research and development	1,908	1,894	5,597	5,890
General and administrative	4,252	4,233	12,144	12,097
Total stock-based compensation	$8,420	$8,480	$24,455	$24,302

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(23,822)	$(19,259)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,226	13,280
Stock-based compensation	24,455	24,302
Amortization of debt discount and issuance cost	7,374	—
Loss on disposal of property and equipment	130	—
Allowance (recovery) for doubtful accounts	271	(548)
Deferred income taxes	497	66
Change in fair value of escrowed shares and contingent consideration, net	12,042	11,015
Changes in operating assets and liabilities:
Accounts receivable	(20,185)	(1,776)
Prepaid expenses and other current assets	(2,520)	(2,231)
Accounts payable and other current liabilities	6,320	5,882
Payments for contingent consideration	(9,700)	—
Accrued compensation and benefits	(2,857)	(1,454)
Deferred revenues	(1,026)	718
Net cash provided by operating activities	8,205	29,995

Cash flows from investing activities:
Purchases of property and equipment	(3,814)	(4,383)
Purchase of intangible assets	(13,046)	—
Acquisitions, net of cash acquired	(26,628)	(21,048)
Purchase of short-term investments	(75,120)	(64,685)
Proceeds from maturity of short-term investment	94,862	109,250
Net cash (used in) provided by investing activities	(23,746)	19,134

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans	5,824	5,880
Payments for taxes related to net share settlement of equity awards	(10,449)	(2,326)
Repurchases and retirement of common stock under share repurchase program	(10,971)	—
Principal payments on promissory note and capital lease obligations	(232)	(161)
Payments for contingent consideration	(14,800)	—
Net cash (used in) provided by financing activities	(30,628)	3,393
Effect of exchange rates on cash and cash equivalents	9	(32)
Net (decrease) increase in cash and cash equivalents	(46,160)	52,490
Cash and cash equivalents at beginning of period	334,635	106,174
Cash and cash equivalents at end of period	$288,475	$158,664

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss	$(7,805)	$(10,827)	$(23,822)	$(19,259)
Adjustments:
Stock-based compensation	8,420	8,480	24,455	24,302
Depreciation, amortization and other (1)	8,801	5,496	21,453	17,508
Change in fair value of escrowed shares and contingent consideration, net	4,692	9,700	12,042	11,015
Interest expense	3,373	—	10,007	—
Other (income) expense, net	(1,267)	(276)	(3,475)	(537)
Provision for (benefit from) income taxes	195	(107)	497	66

Total adjustments	$24,214	$23,293	$64,979	$52,354

Adjusted EBITDA	$16,409	$12,466	$41,157	$33,095

Transactions (2)	1,026,025	986,671	3,007,468	2,575,179

(1) For the three and nine months ended September 30, 2018, Other includes enterprise resource planning ("ERP") software implementation costs of zero and $0.05 million, respectively, certain acquisition related costs of $0.8 million and $1.5 million, respectively and restructuring charges of $1.3 million and $2.7 million, respectively. For the three and nine months September 30, 2017, Other includes ERP software implementation costs of $0.5 million and $1.0 million respectively, certain acquisition related costs of $0.4 million and $1.9 million, respectively, and restructuring charges of zero and $1.3 million, respectively.

(2) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.

CONTACT:
Quotient Technology Inc.
Investor Relations Contact:
Stacie Clements, 650-605-4535
Vice President, Investor Relations
ir@quotient.com
or
Media Contact:
Paul Sloan
Vice President, Communications
press@quotient.com